Offer Letter, Dated January 7, 2020, Between the Company and Matthew Nino

January 7, 2020

Mr. Matthew Nino

Dear Matt,

We are pleased to offer you a promotion with Cavco Industries, Inc. (“Cavco”). Your continued employment is subject to the terms and conditions set forth in this letter, which supersede anything said to you during any discussions about your employment with Cavco.

The following are the terms of our offer of employment:

1.
Your promotion to President, Retail will be effective March 29, 2020 (the first day of fiscal year 2021). In this position, you will have primary responsibility for all retail operations across Cavco and its subsidiaries to including sales strategy, go-to-market strategies, and other duties and responsibilities as assigned. You will report directly to me as Chief Executive Officer.

2.	Your compensation will be as follows:

a.	Base Pay: You will be paid a base salary of $200,000 per annum, paid bi-weekly per the company’s standard practices in effect from time to time.

b.	Short Term Incentive:
Part 1: You will be paid a net income bonus of 5% on the total net income of Cavco Retail Group + Palm Harbor Villages, calculated and paid following the filing of Cavco’s results and earnings announcement each fiscal quarter in FY2021. In future years, the bonus may be paid semi-annually or annually. In the event of a net loss, any necessary claw backs will occur in the earliest possible ensuing profitable period(s). All compensation will be paid in accordance with Cavco’s standard payroll practices and subject to all withholdings and deductions as required by law. In order to qualify for incentive payments, you must be a full time employee in good standing in the same position at the time the incentive payment is made.

Part 2: $50,000 will be paid in a bonus to follow the structure of the STI program in place for the Senior Leadership Team, which is driven by business unit earnings. This bonus will pay out at $25,000 at threshold company performance and $75,000 at stretch performance.

Part 3: Up to $50,000 will be paid as a discretionary bonus based on assessment of your performance relative to individual objectives to be determined with your input.

c.	Long Term Incentive:
Part 1: Target $50,000 of time-vested options (following the program in place for the Senior Leadership Team) will be granted for FY2021 (subject to Board approval).

Part 2: Target $50,000 of performance based RSUs (following the program in place for the Senior Leadership Team) will be granted as part of the FY2021-2023 program (subject to Board approval)

•	$0 below threshold

•	$25K at threshold

•	$50K at target

•	$75K at stretch

•	Straight line interpolation between threshold and stretch payout levels

Note that with regard to the Long-term Incentive components, this position may be subject to holding requirements at the Board’s discretion.

3.	You will continue to be subject to all applicable employment and other policies of Cavco, which are out lined in the Company’s Employee Handbook and policies.

4.
You will be eligible to continue participation in any benefit plans and programs in effect from time to time, including paid vacations, group medical and life insurance, disability benefits, and other fringe benefits as are made available to other similarly situated employees of the company, in accordance with and subject to the eligibility and other provisions of such plans and programs.

5.	You will be eligible to continue participate in Cavco’s 401(k) program, subject to all eligibility requirements.

6.
Cavco is an “at-will” employer and this offer is not a guarantee of continued employment. This offer of employment or any other Cavco literature given to you is not, and is not intended to be interpreted to alter the employment relationship between you and Cavco.

We are excited at the prospect of you taking on this new role. If you have any questions about the above details, please give me a call directly. As acknowledgment of your acceptance, please sign below and return this letter and agreement to Simone Reynolds, Chief Human Resources Officer no later than 7 calendar days from the date of this letter.

I look forward to hearing from you.
Sincerely,
/s/ Bill Boor
Bill Boor
Chief Executive Officer

Accepted and Agreed: _/s/ Matthew Nino